UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report:  December 13, 2017

(Date of earliest event reported)

THE KROGER CO.

(Exact name of registrant as specified in its charter)

Ohio	No. 1-303	31-0345740
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1014 Vine Street

Cincinnati, OH 45202

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code:  (513) 762-4000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 7.01                                           Regulation FD Disclosure.

The Kroger Co. issued a press release announcing the ratification of a new labor agreement that provides for Kroger’s withdrawal from the Central States Pension Fund.  Kroger will make payments to Central States to fulfill its withdrawal liability obligations over time. The Company expects to record a one-time non-cash charge of approximately $410 million in the fourth quarter relating to the Company’s liability associated with withdrawal from this fund.  The actual amount of the charge could vary based on final benefit calculations.

This charge does not change our expected 2017 adjusted net earnings per diluted share of $2.00 to $2.05, including the 53rd week and excluding charges related to both the first quarter and fourth quarter withdrawal liabilities for certain multi-employer pension funds and a voluntary retirement offering.  We expect net earnings to be $1.44 to $1.49 per diluted share for 2017, which includes an estimated $.09 for the 53rd week.  The net earnings per diluted share and adjusted net earnings per diluted share guidance does not include one-time expenses expected to be recognized upon settlement of Company-sponsored defined benefit pension plans later this year.

Attached hereto as Exhibit 99.1, and filed herewith, is a copy of that release.

Forward Looking Statements

This Current Report contains certain statements that constitute “forward-looking statements” about the future performance of The Kroger Co. These statements are based on management’s assumptions and beliefs in light of the information currently available to it. Such statements are indicated by words such as  “guidance,” “could,” and “expect.” Various uncertainties and other factors could cause actual results to differ materially from those contained in the forward-looking statements.  These include the specific risk factors identified in “Risk Factors” and “Outlook” in our annual report on Form 10-K for our last fiscal year and any subsequent filings, as well as the following:

•                  The extent to which our sources of liquidity are sufficient to meet our requirements may be affected by the state of the financial markets and the effect that such condition has on our ability to issue commercial paper at acceptable rates.  Our ability to borrow under our committed lines of credit, including our bank credit facilities, could be impaired if one or more of our lenders under those lines is unwilling or unable to honor its contractual obligation to lend to us, or in the event that natural disasters or weather conditions interfere with the ability of our lenders to lend to us.  Our ability to refinance maturing debt may be affected by the state of the financial markets.

•                  Our ability to achieve sales, earnings and cash flow goals may be affected by: labor negotiations or disputes; changes in the types and numbers of businesses that compete with us; pricing and promotional activities of existing and new competitors, including non-traditional competitors, and the aggressiveness of that competition; our response to these actions; the state of the economy, including interest rates, the inflationary and deflationary trends in certain commodities, and the unemployment rate; the effect that fuel costs have on consumer spending; volatility of fuel margins; changes in government-funded benefit programs; manufacturing commodity costs; diesel fuel costs related to our logistics operations; trends in consumer spending; the extent to which our customers exercise caution in their purchasing in response to economic conditions; the inconsistent pace of the economic recovery; changes in inflation or deflation in product and operating costs; stock repurchases; our ability to retain pharmacy sales from third party payors; consolidation in the healthcare industry, including pharmacy benefit managers; our ability to negotiate modifications to multi-employer pension plans; natural disasters or adverse weather conditions; the potential costs and risks associated with potential cyber-attacks or data security breaches; the success of our future growth plans; and the successful integration of Harris Teeter and Roundy’s.   Our ability to achieve sales and earnings goals may also be affected by our ability to manage the factors identified above. Our ability to execute our financial strategy may be affected by our ability to generate cash flow.

•                  Our effective tax rate may differ from the expected rate due to changes in laws, the status of pending items with various taxing authorities, and the deductibility of certain expenses.

•                  Changes in our product mix may negatively affect certain financial indicators. For example, we continue to add supermarket fuel centers to our store base. Since fuel generates lower profit margins than our supermarket sales, we expect to see our FIFO gross margins decline as fuel sales increase.

Forward-looking statements contained herein speak only as of the date made.  The Company undertakes no duty to update publicly any forward-looking statement, whether as a result of new information, future events or otherwise, except as may be required by applicable law.

Item 9.01                                           Financial Statement and Exhibits

(d)                                 Exhibits

Exhibit No.	Description
99.1	Press Release dated December 13, 2017

Exhibit Index

Exhibit No.	Description
99.1	Press Release dated December 13, 2017

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE KROGER CO.

December 13, 2017	By:	/s/ Christine S. Wheatley
Christine S. Wheatley
Group Vice President, Secretary and General Counsel